EXHIBIT 24.0

POWERS OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned directors of The Ryland Group, Inc., a Maryland corporation (“Ryland”), constitute and appoint Timothy J. Geckle and Robert J. Cunnion, III, or either of them, the true and lawful agents and attorneys-in-fact of the undersigned with full power and authority in said agents and attorneys-in-fact, and in either of them, to sign for the undersigned in their respective names as directors of Ryland, on Ryland’s Registration Statement on Form S-8, and any amendment (including post-effective amendments) or supplement thereto, relating to the offer and sale of common stock of Ryland pursuant to the Ryland 2005 Equity Incentive Plan and to sign for the undersigned in their respective names as directors of Ryland, on Ryland’s Post-Effective Amendment No. 1 to Form S-8 for the Ryland 2002 Equity Incentive Plan relating to the deregistration of shares thereunder, to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.  We hereby confirm all acts taken by such agents and attorneys-in-fact, or each of them, as herein authorized.

Signature	Title	Date

/s/ Daniel T. Bane	Director	July 20, 2005
Daniel T. Bane

/s/ Leslie M. Frécon	Director	July 20, 2005
Leslie M. Frécon

/s/ Roland A. Hernandez	Director	July 20, 2005
Roland A. Hernandez

/s/ William L. Jews	Director	July 20, 2005
William L. Jews

/s/ Ned Mansour	Director	July 20, 2005
Ned Mansour

/s/ Robert E. Mellor	Director	July 20, 2005
Robert E. Mellor

Director
Norman J. Metcalfe

/s/ Charlotte St. Martin	Director	July 20, 2005
Charlotte St. Martin

Director
Paul J. Varello

/s/ John O. Wilson	Director	July 20, 2005
John O. Wilson